EXHIBIT 10.6.2
AMENDMENT NO. 1 TO THE
DIRECTORS' DEFERRED COMPENSATION PLAN OF
HAVERTY FURNITURE COMPANIES, INC.

WHEREAS, Haverty Furniture Companies, Inc. (the "Company") maintains the Directors' Deferred Compensation Plan of Haverty Furniture Companies, Inc. established by the Board of Directors as of December 15, 1982, and as amended and restated as of August 3, 1990 and February 6, 1996, and January 1, 2006  (the "Plan");

WHEREAS, the Board of Directors reserved the right in Section VIII of the Plan to amend said Plan by action of the Nominating and Corporate Governance Committee (the "Committee") of the Board of Directors; and

WHEREAS, the Committee desires to amend the Plan  to clarify the definition of Service Termination for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), in accordance with IRS Notice 2010-6;

NOW, THEREFORE, the Plan is amended, effective February 16, 2011, in the following respects:

1.	Definitions. The definition of "Service Termination Date" set forth in 2.24 of Section II of the Plan is hereby deleted in its entirety and replaced with the following:

"Service Termination Date" means for any Member, the date such Member separates from service as a director of the Company within the meaning of Section 409A of the Code and the regulations and other binding guidance under Section 409A."

IN WITNESS WHEREOF, the Company has caused this Amendment to be adopted by a duly authorized officer this 16th day of February 2011.

Attested:	HAVERTY FURNITURE COMPANIES, INC.
/s/ Jenny Hill Parker	By:	/s/ Clarence H. Smith
Jenny Hill Parker Corporate Secretary		Clarence H. Smith President and Chief Executive Officer